UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

    MASSEY ENERGY COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen Director, Investor Relations (804) 788-1824	FOR IMMEDIATE RELEASE May 10, 2010

Massey Energy Company Announces Annual Meeting of Stockholders

Richmond, VA, May 10, 2010—Massey Energy Company (NYSE: MEE) today announced that it will hold its 2010 Annual Meeting of Stockholders on Tuesday, May 18, 2010 at 9 a.m. EDT at The Jefferson Hotel in Richmond, Virginia.

All stockholders who owned Massey Energy common stock at the close of business on March 19, 2010, the record date fixed for the Annual Meeting, are entitled to vote. We encourage everyone who is eligible to vote.

Mailing of the Company’s proxy materials commenced on April 19, 2010. If you are a stockholder of record and you have not received your proxy materials, please contact the bank or broker through which you held your shares, or if you are a registered stockholder contact the Company’s registrar and transfer agent, American Stock Transfer & Trust Company, at 1-800-813-2847.

The Annual Meeting is open to stockholders who held Massey Energy common stock as of the record date. If you plan to attend the Annual Meeting you will be asked to provide valid picture identification, such as a driver’s license or passport, together with the admission ticket/proxy card included with the materials sent to you for the Annual Meeting.

The public and the media are invited to listen to the Company’s webcast of the Annual Meeting which will subsequently be posted on the Investors Relations section of the Company’s website at http://www.masseyenergyco.com.

Details

What:	Massey Energy Company’s 2010 Annual Meeting of Stockholders

Date:	Tuesday, May 18, 2010

Time:	9:00 a.m. EDT

How:	Log on to the Web

Go to the URL: http://www.masseyenergyco.com

Go to Investor Relations/Webcasts

Replay:	A replay of the webcast will be available on Massey Energy’s website.

If you have any questions, please call Massey Energy’s Investor Relations Department at 1-866-814-6512.

Company Description:

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal producer in Central Appalachia and is included in the S&P 500 Index.